EXHIBIT 4
                                CN BANCORP, INC.
                                STOCK OPTION PLAN
                         200,000 shares of Common Stock)
1.       Purpose

The proper execution of the duties and responsibilities of the executives and key employees of CN Bancorp, Inc. ("Bancorp") and its subsidiaries is a vital factor in the continued growth and success of Bancorp. Toward this end, it is necessary to attract and retain effective and capable individuals to assume positions that contribute materially to the successful operation of the business of Bancorp. It will benefit Bancorp, therefore, to bind the interests of these persons more closely to its own interests by offering them an attractive opportunity to acquire a proprietary interest in Bancorp and thereby provide them with added incentive to remain in the service of Bancorp and to increase the prosperity, growth and earnings of Bancorp. The stock option plan is intended to serve these purposes.

2.       Definitions

The following terms wherever used herein shall have the meanings set forth below:

         (a) The term "Board of Directors" shall mean the Board of Directors of Bancorp.

         (b) The term "Change in Control of Bancorp" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not Bancorp is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Bancorp or any of its Subsidiaries or a company owned, directly or indirectly, by the stockholders of Bancorp in substantially the same proportions as the ownership of Common Stock of Bancorp, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bancorp representing 20% or more of the combined voting power of Bancorp's then outstanding securities; (B) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Bancorp to effect a transactions described in clauses (A) or (D) of this definition) whose election by the Board or nomination for elections by Bancorp's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (C) Bancorp enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of Bancorp; or (D) the stockholders of Bancorp approve a merger, share exchange or consolidation of Bancorp with any other company, other than a merger, share exchange or consolidation that would result in the voting securities of Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of Bancorp or such surviving entity outstanding immediately after such merger, share exchange or consolidation, or the stockholders of Bancorp approve a plan of complete liquidation of Bancorp or an agreement for the sale or disposition by Bancorp or an agreement for the sale or disposition by Bancorp of all or substantially all of Bancorp's assets.

         (c) The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

         (d) The term "Committee" shall mean a committee to be appointed by the Board of Directors to consist of three or more members, all of whom are non-employee Directors.


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         (e)      The term "Common Stock" shall mean the shares of common stock, par value $10.00 per share, of Bancorp.

         (f)      The term "Bancorp" shall mean CN Bancorp, Inc.

         (g) The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (h) "Fair market value" shall mean the average of the best bid and best ask price as reported on the OTC Bulletin Board, if the Common Stock is traded otherwise than on a national securities exchange (including the Nasdaq National or Small Cap Market). If the Common Stock is listed on a national securities exchange (including the NASDAQ National or Small Cap Market) on the date in question, then the fair market value shall be not less than the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the fair market value shall be not less than the mean between the bid and asked prices on such date.. If no such prices are available, then the fair market value shall be its fair market value as determined by the Committee, in good faith, in its sole and absolute discretion.

         (i) The term "Incentive Stock Option" shall mean any Option granted pursuant to the Plan that is designated as an Incentive Stock Option and which satisfies the requirements of
                  Section 422(b) of the Code.

         (j) The term "Nonqualified Stock Option" shall mean any Option granted pursuant to the Plan that is not an Incentive Stock Option.

         (k) The term "Option" or "Stock Option" shall mean a right granted pursuant to the Plan to purchase shares of Common Stock, and shall include the terms Incentive Stock Option and Nonqualified Stock Option.

         (l) The term "Option Agreement" shall mean the written agreement representing Options granted pursuant to the Plan as contemplated by Paragraph 7 of the Plan.

         (m) The term "Plan" shall mean the CN Bancorp, Inc. Stock Option Plan as approved by the Board of Directors on April 6, 2004, as the same may be amended from time to time.

         (n) The term "Subsidiary" or "Subsidiaries" shall mean a Bancorp of which capital stock possessing 50% or more of the total combined voting power of all classes of its capital stock entitled to vote generally in the election of directors is owned in the aggregate by Bancorp directly or indirectly through one or more Subsidiaries.


3.       Effective Date of the Plan

The Plan shall become effective upon stockholder approval, provided that such approval is received before April 6, 2005 and provided further that the Board of Directors may grant Options pursuant to the Plan prior to stockholder approval if such Options by their terms are contingent upon subsequent stockholder approval of the Plan.

4.                Administration

         a)       The Plan shall be administered by the Committee.

         b) The Committee may establish, from time to time and at any time, subject to the approval of the Board of Directors and subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

         c) The Committee shall from time to time submit to the Board of Directors for its approval the names of those executives and key employees who, in its opinion, should receive Options, and shall recommend the


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                  numbers of shares on which Options should be granted to each such person and the nature of the Options to be granted.

         d) Options shall be granted by Bancorp and shall become effective only after the prior approval of the Board of Directors, and upon the execution of an Option Agreement between Bancorp and the Option holder.

         e) The Committee's interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final, unless otherwise determined by the Board of Directors. No member of the Committee or the Board of Directors shall be liable for any action taken or determination made, in respect of the Plan, in good faith.

5.                Participation in the Plan

         a) Participation in the Plan shall be limited to the key employees of Bancorp and its subsidiaries who shall be designated by the Committee and approved by the Board of Directors.

         b) Members of the Board of Directors of Bancorp and its subsidiaries are eligible to participate in the Plan.

6.                Stock Subject to the Plan

         a) There shall be reserved for the granting of Options pursuant to the Plan and for issuance and sale pursuant to such Options two Hundred Thousand (200,000) shares of Common Stock. To determine the number of shares of Common Stock available at any time for the granting of Options, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Options have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise of Options granted pursuant to the Plan shall be made available from the authorized and un-issued shares of Common Stock. If for any reason shares of Common Stock as to which an Option has been granted cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance pursuant to the exercise of Options pursuant to the Plan.

         b) Proceeds from the purchase of shares of Common Stock upon the exercise of Options granted pursuant to the Plan shall be used for the general business purposes of Bancorp.

         c) In the event of reorganization, re-capitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of Bancorp, the Committee shall make such adjustments as may be appropriate in the number and kind of shares reserved for purchase by executives or other key employees, and in the number, kind and price of shares covered by Options granted pursuant to the Plan but not then exercised.

7.                Terms and Conditions of Options

         a) Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement in such form as the Committee from time to time may determine.

         b) The exercise price per share for Options shall be established by the Board of Directors upon the recommendation of the Committee at the time of the grant of Options pursuant to the Plan and shall not be less than the Fair Market Value of a share of Common Stock on the date on which the Option is granted. If the Board of Directors does not establish a specific exercise price per share at the time of grant, the exercise price per share shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the Options.

         c) Each Option, subject to the other limitations set forth in the Plan, may extend for a period of up to 10 years from the date on which it is granted. The term of each Options shall be determined by the Board of Directors at the time of grant of the Option, provided that if no term is established by the Board of Directors the term of the Option shall be 10 years from the date on which it is granted.


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         d)       The Board of Directors, upon the recommendation of the
                  Committee, may provide in the Option Agreement that the right to exercise each Option for the number of shares subject to each Option shall vest in the Option holder over such period of time as the Committee, in its discretion, shall determine for each Option holder. Notwithstanding the foregoing, each Option Agreement shall provide that, upon the occurrence of a Change in Control of Bancorp, all Options then outstanding shall become immediately exercisable.

         e) Options shall be nontransferable and non-assignable, except that Options may be transferred by testamentary instrument or by the laws of descent and distribution.

         f) Upon voluntary or involuntary termination of an Option holder's employment, his Option and all rights thereunder shall terminative effective at the close of business on the date the Option holder ceases to be a regular, full-time employee of Bancorp or any of its subsidiaries, except (i) to the extent previously exercised and (ii) as provided in subparagraphs (g), (h) and (i) of this Paragraph 7.

         g) In the event an Option holder (i) takes a leave of absence from Bancorp or any of its subsidiaries for personal reasons or as a result of entry into the armed forces of the United States, or any of the departments or agencies of the United States government, or (ii) terminates his employment, or ceases providing services to Bancorp of any of its subsidiaries, by reason of illness, disability, voluntary termination with the consent of the Committee, or other special circumstance, the Committee may consider his case and may take such action in respect of the related Option Agreement as it may deem appropriate under the circumstances, including accelerating the time previously granted Options may be exercised and extending the time following the Option holder's termination of employment during which the Option holder is entitled to purchase the shares of Common Stock subject to such Options, provided that in no event may any Option be exercised after the expiration of the term of the Option.

         h) If an Option holder dies during the term of his Option without having fully exercised his Option, the executor or administrator of his estate or the person who inherits the right to exercise the Option by bequest or inheritance shall have the right within ninety days of the Option holder's death to purchase the number of shares of Common Stock that the deceased Option holder was entitled to purchase at the date of his death, after which the Option shall lapse, provided that in no event any Option be exercised after the expiration of the term of the Option.

         i) If an Option holder terminates employment without his having fully exercised his Option due to his retirement with the consent of Bancorp, then such Option holder shall have the right within ninety days of the Option holder's termination of employment to purchase the number of shares of Common Stock that the Option holder was entitled to purchase at the date of his termination, after which the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option. The Committee may cancel an Option during the ninety day period referred to in this paragraph, if the Option holder engages in employment or activities contrary, in the opinion of the Committee, to the best interests of Bancorp. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of Bancorp, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive, unless overruled by the Board of Directors.

         j) The granting of an Option pursuant to the Plan shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of Bancorp or any of its subsidiaries to retain or employ the Option holder for any specified period.

         k) In addition to the general terms and conditions set forth in this Paragraph 7 in respect of Options granted pursuant to the Plan, Incentive Stock Options granted pursuant to the Plan shall be subject to the following additional terms and conditions:

                  i. "Incentive stock options" shall be granted only to individuals who, at the date of grant of the Option, are regular, full-time employees of Bancorp of any of its subsidiaries;


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                  ii.      No employee who owns beneficially more than 10% of
                           the total combined voting power of all classes of stock of Bancorp shall be eligible to be granted an "incentive stock option";
                  iii. The aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the shares of Common Stock in respect of which "incentive stock options" are exercisable for the first time by the Option holder during any calendar year (under all such plans of Bancorp and its Subsidiaries) shall not exceed $100,000; and
                  iv. Any other terms and conditions specified by the Board of Directors that are not inconsistent with the Plan, except that such terms and conditions must be consistent with the requirements for "incentive stock options" under Section 422 of the Code.

Notwithstanding the provisions of Section 7(k)(iii) or designation of an Option as an Incentive Stock Option, the Committee may grant Options in excess of the limitation of Section 7(k)(iii), and Options granted in excess of such limitation shall be Options which are Nonqualified Stock Options.

8.       Methods of Exercise of Options

(a) An Option holder (or other person or persons, if any, entitled to exercise an Option hereunder) desiring to exercise an Option granted pursuant to the Plan as to all or part of the shares of Common Stock covered by the Option shall (i) notify Bancorp in writing at its principal office at 7401 Ritchie Highway, Glen Burnie, Maryland 21061, to that effect, specifying the number of shares of Common Stock to be purchased and the method of payment therefor, and (ii) make payment or provision for payment for the shares of Common Stock so purchased in accordance with the Paragraph 8. Such written notice may be given by means of a facsimile transmission. If a facsimile transmission is used, the Option holder should mail the original executed copy of the written notice to Bancorp promptly thereafter.

(b)      Payment or provision for payment shall be made as follows:

         i. The Option holder shall deliver to Bancorp at the address set forth in subparagraph 8(a) United States currency in an amount equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or ii. The Option holder shall tender to Bancorp shares of Common Stock already owned by the Option holder that, together with any cash tendered therewith, have an aggregate fair market value (determined based on the Fair Market Value of a share of Common Stock on the date the notice set forth in paragraph 8(a) is received by Bancorp) equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or iii. The Option holder shall deliver to Bancorp an exercise notice together with irrevocable instructions to a broker to deliver promptly to Bancorp the amount of sale or loan proceeds necessary to pay the aggregate purchase price of the shares of Common Stock as to which such exercise relates and to sell the shares the shares of Common Stock to be issued upon exercise of the Option and deliver the cash proceeds, less commissions and brokerage fees, to the Option holder or to deliver the remaining shares of Common Stock to the Option holder.

                  Notwithstanding the foregoing provisions, the Committee and the Board of Directors, in granting Options pursuant to the Plan, may limit the methods in which an Option may be exercised by any person and, in processing any purported exercise of an Option granted pursuant to the Plan, may refuse to recognize the method of exercise selected by the Option holder (other than the method of exercise set forth in subparagraph 8(b)(i)).

(c) An Option holder at any time may elect in writing to abandon an Option with respect to all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

(d) An Option holder shall have none of the rights of a stockholder of Bancorp until the shares of Common Stock covered by the Option are issued to him upon exercise of the Option.

9.     Amendments and Discontinuance of the Plan


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The Board of Directors shall have the right at any time and from time to time to amend, modify or discontinue the Plan provided that, except as provided in subparagraph 6(c), no such amendment, modification or discontinuance of the Plan shall (i) revoke or alter the terms of any valid Option previously granted pursuant to the Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to Options granted pursuant to the Plan,
(iii) change the maximum aggregate number of shares of Common Stock that may be issued upon the exercise of Options granted pursuant to the Plan, (iv) decrease the price determined pursuant to the provisions of subparagraph 7(b), (v) change the class of persons to whom Options may be granted pursuant to the Plan, or
(vi) provide for Options exercisable more than 10 years after the date granted.

10.      Plan Subject to Governmental Laws and Regulations

The Plan and the grant and exercise of Options pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

11.      Duration of the Plan

No Option shall be granted pursuant to the Plan after the close of business on April 6, 2014.





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